EXHIBIT 99.1

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND INCREASES QUARTERLY DIVIDEND BY 11%

BENTON HARBOR, Mich. - April 18, 2016 - The board of directors of Whirlpool Corporation has authorized a $1 billion share repurchase program.

The company’s board of directors also approved an 11 percent increase in the quarterly dividend on the company’s common stock to one dollar per share from 90 cents per share. The dividend is payable June 15, 2016, to stockholders of record at the close of business on May 20, 2016.

“We continue to execute our balanced capital allocation strategy to enhance returns to shareholders,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “Our new share repurchase program and increased dividend demonstrate our confidence that our long-term plans will create value through our industry-leading brands and innovative new products.”

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers throughout the world in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Corporation Additional Information
This document contains forward-looking statements regarding long-term value creation.  Actual events or results may differ materially from those statements as a result a many factors, including the company’s ability to execute on its long-term plans. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, including the information set forth under the caption "Risk Factors."

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